Exhibit 7.2

                          STOCK SALE AGREEMENT

This agreement is made by and between the Gold & Appel Transfer S.A. (G&A) of British Virgin Islands corporation located at Omar Hodges Building, Wickhams Cay, Road Town, British Virgin Islands and Solar Investment Group, L.L.C., P.O. Box 1217, Millville, NJ 08832, USA.

The Parties Agree as Follows:

     1. G&A warrants that it owns more than 1,010,000 (One Million) shares of US WATS stock (symbol USWI) and that the shares are free of any liens or encumbrances.

     2. G&A agrees to sell SIGL 1,010,000 shares of USWI at $1.31 each for a total purchase price of $1,323,100.00 US Dollars (One Million Three Hundred Twenty Three Thousand One Hundred US Dollars). G&A having already received the consideration of 1,323,100.00 US Dollars, agrees to deliver share certificate(s) representing 1,010,000 shares of USWI to SIGL within 10 days.

     3. The shares of USWI stock being sold may be restricted 144 type stock per the SEC regulations since G&A owns more than 10% of the outstanding shares and is considered an affiliate of USWI.

     4.  This agreement shall be interpreted under the laws of Delaware.

     5. All notices required to be delivered under this agreement will be considered delivered if sent via courier with signed receipt or via US mail return receipt to the address above for SIGL and to the address and contact below for G&A:

                Walt Anderson
                c/o Entree International
                1023 31st Street, NW
                Washington, DC  20007
                Phone 202-467-1189

     6. No party to this agreement may assign or transfer the obligations hereunder.

     7. This agreement is the entire agreement between the parties and can only be changed or modified by mutual agreement in writing signed by both parties.


Solar Investment Group, L.L.C.                    Gold & Appel Transfer S.A.

/s/ James M. Rossi, Pres                         /s/ Walt Anderson, Power of
                                                     Attorney in Fact
-------------------------                      ----------------------------
Signature/Title                               Signature/Title

James M. Rossi                                  Walt Anderson
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Print Name                                      Print Name
7/27/99                                          7/28/99
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Date                                           Date